Exhibit 10.4

FORM OF

CORPORATE SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of June 4, 2004 (the “Effective Date”) BETWEEN:

(1)	WEARNES BROTHERS SERVICES (PRIVATE) LIMITED (“WBS”), a company incorporated in Singapore with its registered office at 65 Chulia Street, #31-00 OCBC Centre, Singapore 049513; and

(2)	MULTI-FINELINE ELECTRONIX, INC. (the “Company”), a Delaware corporation with its registered office at 3140 East Coronado Street, Suite A, Anaheim, CA 92806.

W H E R E A S:

(A) WBS has the staff and facilities to provide certain corporate services required by the Company to the Company.

(B) WBS has, at the request of the Company, agreed to provide the corporate services hereinafter mentioned subject to and upon the terms and conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1. REPRESENTATIONS AND WARRANTIES

(A) The Company represents and warrants the following:

(a)	The Company is a corporation duly organized and validly existing under the laws of the state of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance of the Company’s obligations hereunder, have been duly authorized by all necessary action on the part of the Company and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(b)	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or result in a breach or default of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any law or any regulation, order, writ, injunction, license, franchise or decree of any court or governmental instrumentality or agency or of any agreement or instrument to which the Company is a party or by which it is bound.

(B) WBS represents and warrants the following:

(a)	WBS is a corporation duly organized and validly existing under the laws of the country of Singapore. WBS has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance of the WBS’ obligations hereunder, have been duly authorized by all necessary corporate action on the part of WBS and this Agreement constitutes the legal, valid and binding obligation of WBS, enforceable against it in accordance with its terms.

(b)	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or result in a breach or default of any of the terms, conditions or provisions of the Articles of Association (or other similar governing documents) of WBS or any law or any regulation, order, writ, injunction, license, franchise or decree of any court or governmental instrumentality or agency or of any agreement or instrument to which WBS is a party or by which it is bound.

2. AGREEMENT TO PROVIDE SERVICES

(A) Subject to the terms and conditions of this Agreement and upon the written request of the Company, WBS shall provide certain corporate services (together, the “WBS Services”) to the Company, each of which is more particularly described in Schedule I, and the Company shall accept and use the WBS Services.

(B) Notwithstanding any provision herein to the contrary, the parties agree that there shall be no minimum purchase obligation with respect to any of the WBS Services under this Agreement.

(C) WBS agrees to use, and to cause its employees and agents to use, good faith efforts to provide the WBS Services in a good, workmanlike and professional manner as if such entities were performing such services on their own respective behalf.

(D) Notwithstanding any other provision herein to the contrary, the parties agree that in no event shall WBS be entitled to any payment with respect to the activities related to managing the investment or holdings of WBS or any of its “affiliates” (as such term is defined by the U.S. Securities Exchange Act of 1934) in the Company (including, without limitation, any activities in connection with consolidating the financial statements of the Company with the financial statements of WBS or any of its affiliates or the preparation or filing of any tax returns with respect to WBS or any of its affiliates) and such activities shall not constitute WBS Services under this Agreement; provided, however, that this paragraph shall not preclude WBS or its affiliates from receiving standard and customary director fees or reimbursement of director expenses in connection with service by any such WBS affiliate on the Board of Directors of the Company.

3. OTHER SERVICES

(A) From time to time, the Company may request WBS to provide other services in addition to the WBS Services contained in Schedule I, and the cost and expenses of any such additional services shall be determined and charged in such amount and manner as may be mutually agreed between the parties hereto.

(B) From time to time, the parties may amend Schedule I to add or modify additional WBS Services or modify the fees with respect to WBS Services. Any such modification or amendment shall be in writing signed by the parties, shall be attached to this Agreement and shall constitute an amendment hereto.

4. INFORMATION AND DOCUMENTS

The Company shall submit and make available to WBS all information and documents as WBS reasonably requires so as to enable WBS to effectively fulfill and discharge its obligations and perform its duties and render the WBS Services under this Agreement. Upon the termination of this Agreement, all such information and documents (including copies thereof) in the possession or under the control of WBS shall be returned to the Company or destroyed at the request of the Company. WBS agrees that all information provided pursuant to this Section 4 shall constitute “Confidential Information” under Section 7 hereof.

5. NO AGENCY OR PARTNERSHIP

Notwithstanding any other provision herein to the contrary, WBS acknowledges and agrees that (i) the relationship between WBS, on the one hand, and the Company, on the other hand, is that of independent contractor only and in no event shall any representative of WBS be deemed to be an employee of the Company and (ii) WBS shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Company or to obtain or incur any right, obligation or liability on behalf of the Company. This Agreement is not intended to create any other relationship of any kind, including, but not limited to, an employer-employee relationship, joint venture, franchise, partnership or other relationship of any similar kind between or among the Company and WBS or representatives of the Company or WBS, and the parties expressly deny the existence of any such relationship. As an independent contractor, WBS solely is responsible for payment of all taxes relating to the services provided by WBS under this Agreement, and any employee of WBS, including, but not limited to, all federal, state and local income taxes, employment-related taxes, worker’s compensation insurance, social security taxes and withholding taxes.

6. FEES AND EXPENSES

(A) The parties agree that WBS shall charge the Company for the WBS Services at the respective WBS Costs with respect to the WBS Service performed. For the purposes of this Agreement, the “WBS Costs,” with respect to any WBS Service, means the product of 1.05 multiplied by the aggregate of all related costs and expenses which WBS incurs, directly or indirectly, in the provision of such WBS Service.

(B) WBS shall invoice the Company for the WBS Services in accordance with its usual administrative and operational procedures, provided that such invoices shall provide, in reasonable detail, a breakdown of the WBS Services provided and the charges relating to each WBS Service provided.

(C) WBS shall allow the Company, each of its independent directors and authorized representatives full access during office hours to all relevant accounting records, documents, books and information (except for certain confidential information, such as salary, which only the external auditors of each party shall be allowed access to) to verify the basis of costs and the Company shall be permitted to make copies of such records, documents, books and information for its record and retention. Notwithstanding the foregoing, WBS shall allow and render full assistance to external auditors appointed by the other to carry out from time to time an audit and review of the charges to ensure that WBS is in compliance with the terms of this Agreement.

7.	CONFIDENTIALITY

(A) No party (a “Disclosing Party”) shall, without the prior written consent of the other party (the “Non-disclosing Party”), disclose any Confidential Information (defined below) of the Non-disclosing Party, except to a Disclosing Party’s employees or representatives who need to know such information for any reason contemplated by this Agreement (and then only to the extent that any such persons are under an obligation to maintain the confidentiality of, and to abide by the non-use provisions set forth herein with respect to, the Confidential Information), or use any Confidential Information of the Non-disclosing Party for any reason other than as contemplated by this Agreement. Without limiting the provisions of Section 7(B) below, in the event that the Disclosing Party is requested or required by documents subpoena, civil investigative demand or other similar process or applicable law to disclose any Confidential Information, the Disclosing Party shall provide the Non-disclosing Party with prompt written notice of such demand or other similar process so that the Non-disclosing Party may seek an appropriate protective order or, to the extent such subpoena, demand, process or law is mandatory and no protective order is possible, waive the Disclosing Party’s compliance with the provisions of this Section 7(A), as appropriate. In addition to the foregoing, each party agrees that it will disclose Confidential Information only to such employees or representatives who need to know such information for any reason contemplated by this Agreement or to assist such party in fulfilling its obligations or enforcing its rights under this Agreement (and then only to the extent that any such person is under an obligation to maintain the confidentiality of such Confidential Information).

(B) The term “Confidential Information” as used in this Section 7 means the following (and whether disclosed prior to or after the date of this Agreement): (i) as to the Company, all confidential information relating to the business and operations of the Company and (ii) as to WBS and its affiliates, all confidential information relating to the business and operations of WBS and its affiliates; provided, however, that the term “Confidential Information” does not include information which (1) is generally available to the public currently, (2) becomes generally available to the public other than as a result of disclosure by the Disclosing Party or (3) becomes available to the Disclosing Party on a non-confidential basis from a source other than the Non-disclosing Party (so long as such source is not bound by a duty of confidentiality (whether by agreement or otherwise) to the Non-disclosing Party).

8. INDEMNIFICATION

(A) Subject to Section 8(F) below, the Company shall indemnify and save and hold WBS and its respective officers and directors, employees, consultants and agents (individually, a “WBS Indemnified Party” and collectively, the “WBS Indemnified Parties”) harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) resulting from, arising out of, or in connection with, this Agreement or the acceptance or performance of any duties or rendering of any WBS Services performed by any WBS Indemnified Party under this Agreement; provided, however, that the Company shall have no liability hereunder in respect of any act or omission of a WBS Indemnified Party caused by such WBS Indemnified Party’s willful breach of this Agreement in any material respect, reckless disregard of its obligations and duties under this Agreement, or willful misconduct, gross negligence or willful malfeasance in the performance of or in connection with providing the WBS Services.

(B) WBS shall indemnify and save and hold the Company and the officers and directors, employees, consultants and agents of the Company (individually, a “Company Indemnified Party” and collectively the “Company Indemnified Parties,” and together with the WBS Indemnified Parties, the “Indemnified Parties”) harmless from and against any and all Losses resulting from or arising out of a willful breach by WBS of this Agreement in any material respect, reckless disregard of its obligations and duties under this Agreement, or willful misconduct, gross negligence or willful malfeasance in the performance of or in connection with providing the WBS Services.

(C) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving any suit, action, proceeding, claim, demand or written notice made by any third party against an Indemnified Party (a “Third Party Claim”), the Indemnified Party must notify the party of whom it is requesting such indemnification (the “Indemnifying Party”) in writing of the Third Party Claim within thirty (30) calendar days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party has suffered material prejudice by such failure. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled, if it so chooses, to elect to compromise or assume the defense thereof by delivering written notice to such effect to the Indemnified Party within thirty (30) calendar days or such shorter period as is reasonably required, following receipt by the Indemnifying Party of the notice of the Third Party Claim. If the Indemnifying Party elects to compromise or assume the defense of any Third Party Claim, it may not agree to any settlement or compromise of such claim, other than a settlement or compromise solely for monetary damages for which the Indemnifying Party shall be responsible, without the prior written consent of the Indemnified Party. The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party in connection with such compromise or defense and shall have the right to participate in such compromise or defense with counsel (but not more than one firm) selected (with the consent of the Indemnifying Party, not to be withheld unreasonably) and paid for by the Indemnifying Party. Except as otherwise provided, regardless of which party assumes the defense of a Third Party Claim, (i) the Indemnified Party shall not settle or compromise any Third Party Claim without the consent of the Indemnifying Party, (ii) the Indemnifying Party shall not withhold unreasonably consent to any settlement or compromise of such claim and (iii) the Indemnified Party and the Indemnifying Party shall cooperate in any settlement or compromise of such claim, whether by the Indemnifying Party or the Indemnified Party, as the case may be. In the event the Indemnifying Party does not compromise or assume the defense of any Third Party Claim, the Indemnifying Party shall promptly pay to the Indemnified Party all reasonable costs and expenses incurred or to be incurred by an Indemnified Party in defending any claim in advance of the final disposition thereof; provided, however, that if it ultimately is determined by a court of competent jurisdiction (from whose decision no appeals may be taken or the time for appeal has lapsed) that the Indemnified Party was not entitled to indemnity hereunder, then the Indemnified Party shall repay promptly all amounts so advanced. The Indemnified Party shall deliver to the Indemnifying Party statements of the reasonable costs and expenses so incurred, or to be incurred, on a monthly basis, and the Indemnifying Party shall pay promptly to the Indemnified Party the amounts shown on such statements.

(D) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement for other than a Third Party Claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party and such notice shall specify the basis for such claim in reasonable detail; provided, however, that the failure to give such notice or to specify such claim shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). Any dispute between the parties with respect to a claim for indemnity under this Agreement shall be resolved in accordance with the provisions of Section 9 below.

(E) Absent fraud, the indemnification provided in this Section 8 shall be the sole and exclusive remedy available to the parties for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated hereby; provided, however, this exclusive remedy does not preclude a party from (i) bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or (ii) otherwise exercising any rights of such party under the terms of this Agreement.

(F) Notwithstanding any other provision of this Agreement, (i) no party shall be liable to the other party for indemnification under this Section 8 for any indirect, special, incidental, punitive, exemplary or consequential damages arising out of this Agreement, including, but not limited to, loss of profits, and each party hereby releases the other party from any claims that it may have against the other party for any such damages and loss of profits, unless such damages or loss of profits are covered by insurance, in which event the insured party shall be obligated to seek recovery and submit any recovery to the Indemnified Party; provided, however, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect to Losses directly incurred from Third Party Claims and (ii) in no event shall the Company have any liability (in any single instance or in the aggregate) that is in excess of the sum of all fees paid hereunder. Both parties shall take commercially reasonable actions to mitigate their damages.

9.	DISPUTE RESOLUTION

(A) In the event that a party to this Agreement has reasonable grounds to believe that the other party hereto has breached or failed to satisfactorily perform any of its obligations hereunder, such party will notify promptly the other party in writing of the substance of its belief. The party receiving such notice must respond in writing within ten (10) calendar days of receipt of such notice and either provide evidence that it has cured (or is diligently in the process of curing) the condition specified, or provide an explanation why it believes that its performance is in accordance with the terms and conditions of this Agreement and also specify three (3) dates (excluding holidays and weekends) for a meeting to resolve the dispute. The claiming party will then select one of the three (3) dates, and a dispute resolution meeting will be held. If the parties cannot resolve their dispute by good faith negotiations, then the parties shall be free to seek relief in the courts as specified in Section 9(B) below.

(B) The Company and WBS irrevocably submit to the jurisdiction of the United States District Court for the District of Delaware or any court of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement or any transaction contemplated hereby shall be brought by it or any of its affiliates except in such courts). The Company and WBS agree that service of any process, summons, notice or document by registered mail to such person’s respective address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

(C) Each party hereby waives and agrees to cause each of its affiliates to waive, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly and indirectly arising, out of, under or in connection with this Agreement.

10. DURATION AND TERMINATION

(A) This Agreement shall be deemed to come into force on the Effective Date and shall continue in force until terminated by either party giving not less than thirty (30) calendar days’ prior notice in writing to the other party.

(B) Notwithstanding the provisions of Section 10(A) above, either party hereto shall have the right at any time by giving notice in writing to the other party to terminate this Agreement forthwith in any of the following events:

(1)	if such other party commits any material breach of any of the terms of this Agreement (including but not limited to a failure to pay any sum which is due and payable under the terms of this Agreement) on its part to be observed or performed and shall not remedy such breach within thirty (30) days after notice is given to it requiring such remedy; or

(2)	if such other party shall enter into liquidation whether it be compulsory or voluntary (not being a voluntary liquidation for the purpose of amalgamation or reconstruction) or have a receiver or judicial manager appointed over it or any of its assets or shall make any assignment for the benefit of its creditors or take or suffer any similar action.

(C) If this Agreement is terminated in accordance with this Section 10, from and after the date of such termination, this Agreement shall have no further force or effect, without any liability on the part of any party or its directors, officers, members or stockholders, except for the obligations of the parties hereto which continue after termination as provided in Section 12 below and that WBS shall be entitled to receive all undisputed invoice amounts which have not been paid prior to the date of such termination. Nothing in this Section 10 shall be deemed to release either party from any liability for any willful and material breach of any obligation hereunder.

11. NO ASSIGNMENT OR TRANSFER

This Agreement may not be assigned by the Company or WBS without the prior written consent of the other party, except that the Company may assign its rights and delegate its obligations hereunder without WBS’ consent to (i) one or more of its affiliates or (ii) in connection with a sale of all or substantially all of the assets of the Company or in connection with a merger, acquisition or other corporate reorganization of the Company. Any attempt to assign any rights or obligations arising under this Agreement, except as set forth in this Section 11, without such prior consent shall be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties to it and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

12. SEVERABILITY AND SURVIVAL

(A) In the event that any of the provisions of this Agreement shall be determined invalid, void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

(B) In the event this Agreement is terminated pursuant to Article 10, from and after the date of termination, this Agreement shall have no further force or effect, except for the provisions of Sections 4,5, 6, 7, 8, 9 and 11, this Section 12 and Sections 14, 16, 18 and 19 which shall survive such termination.

13. NON-WAIVER

No failure to exercise, nor delay in exercising on the part of either party, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of their right, power or remedy preclude any other or further exercise thereof of any other right, power or remedy.

14. ENTIRE AGREEMENT; MODIFICATIONS AND AMENDMENTS

This Agreement (including, but not limited to, Schedule I attached hereto) and any other agreements executed and delivered by the parties contemporaneously herewith constitute the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings both oral or written, between the parties with respect to the subject matter hereof. Except to the limited extent provided herein, no provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing and signed by the parties to this Agreement.

15. NON-EXCLUSIVITY

The services of WBS hereunder are not to be deemed exclusive and WBS shall be free to render similar services to others on such terms as may be arranged so long as its services hereunder are not impaired thereby and to retain for its own use and benefit fees or other moneys payable thereby and WBS shall not be deemed to be affected with notice of or to be under any duty to disclose to the Company any fact or thing which may come to the notice of WBS or any of its respective employees, servants or agents in the course of rendering similar services to others or in the course of its business in any other capacity or in any manner whatsoever, otherwise than in the course of carrying out its duties hereunder.

16. NOTICES

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered (i) personally, (ii) by courier, (iii) by facsimile transmission (with receipt confirmed) or (iv) mailed (first class postage prepaid) or sent by overnight courier to the parties at the following addresses:

(A) To the Company:

Multi-Fineline Electronix, Inc.

3140 E. Coronado Street, Suite A

Anaheim, California 92806

Attention: Philip A. Harding

Facsimile: (714) 238-1487

With a copy to:

Pillsbury Winthrop LLP

50 Fremont Street

San Francisco, California 94105

Attention: Stanton D. Wong, Esq.

Facsimile: (415) 983-1200

(B) To WBS:

Wearnes Brothers Services (Private) Limited

c/o WBL Corporation Limited

65 Chulia Street #31-00

OCBC Centre

Singapore 049513

Attention: Kevin Lew

Facsimile: (65) 6534-1443

All such notices, requests and other communications will (i) if delivered personally to the address provided in this Section 16, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 16, be deemed given upon receipt, provided confirmation of such receipt is obtained, and (iii) if delivered by mail or courier service in the manner described above to the address as provided in this Section 16, be deemed given upon receipt, provided confirmation of such receipt is obtained (in each case regardless, of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 16). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto as herein provided. Notwithstanding any other provision herein to the contrary, in the event that any obligation hereunder falls on a weekend or holiday, such obligation shall be deemed to be due on the next business day following such weekend or holiday.

17. POWER TO DELEGATE

WBS shall not have the power to delegate the whole or any part of its functions, powers, duties, authorities and discretions under this Agreement to any person(s) without the express prior written consent of the Company, which consent shall not be withheld unreasonably. Any such delegation may be by power of attorney or in such other manner as WBS may think fit and may be made upon such terms and subject to such conditions as WBS may think fit, provided that WBS shall remain in all respects liable for the fulfillment and compliance of its obligations under this Agreement.

18. GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Delaware applicable to a contract executed and performed in such state, without regard to the conflicts of laws principles thereof.

19. INTERPRETATION

In this Agreement, unless the context otherwise requires:

(A) Words importing a person shall include a firm, company or corporation and vice versa; and

(B) The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. References to the “Sections” and “Schedules” are to be construed as references to the Sections of and the Schedules to this Agreement.

20. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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SCHEDULE I

WBS SERVICES

1. Corporate, Financial, Treasury and Taxation Services

(a)	To assist in providing finance, costing and management accounting support including, inter alia, assisting in the preparation of annual budgets; rolling forecasts and monitoring performance against them.

(b)	To assist in the management of the treasury functions of the Company and/or its subsidiaries, including the management of its foreign currency and interest rate hedging, cash management and corporate finance activities.

(c)	To assist in dealing with the corporate secretarial matters entrusted to WBS by the Company and/or its subsidiaries.

(d)	To assist in reviewing and dealing with all legal matters entrusted to WBS by the Company and/or its subsidiaries.

(e)	To assist in providing tax planning and compliance services for the Company and/or its subsidiaries, including making recommendations for a tax efficient structure, preparation of tax compliance schedules of the Company and/or its subsidiaries in China and correspondence and agreement of tax assessments with the relevant revenue authorities.

2. General Management Services

(a)	To assist in providing, managing and reviewing from time to time the management information system used by the Company and/or its subsidiaries and to make recommendations for improvement.

(b)	To assist in rendering services with respect to the evaluation, development and execution of sales and marketing strategies in order to achieve growth expectations in the sales of the products manufactured or distributed by the Company and/or its subsidiaries.

(c)	To assist in exploring new and potential markets for the products of the Company and/or its subsidiaries.

(d)	To assist in rendering services in connection with investor relations.

SA-1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MULTI-FINELINE ELECTRONIX, INC.

By:

Its: Chief Executive Officer
Print Name: Philip A. Harding

WEARNES BROTHERS SERVICES (PRIVATE) LIMITED

By:

Its:
Print Name:

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